Exhibit 9(iii) under Form N-1A
                                          Exhibit 10(ii) under Item 601/Reg. S-K
                         SHAREHOLDER SERVICES AGREEMENT

   THIS AGREEMENT, made and enterered into as of the     day of      , 1997, by
and between those investment companies listed on Exhibit 1, as may be amended from time to time, having their principal office and place of business at Federated Investors Tower, Pittsburgh, PA 15222-3779 and who have approved this form of Agreement (referred to herein as "Fund-of-Funds''or ``FOFs") and Federated Shareholder Services, a Delaware business trust, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779 ("FSS").
1. The FOFs hereby appoint FSS to render or cause to be rendered personal services to shareholders of the FOFs and/or the maintenance of accounts of shareholders of the FOFs ("Services"). In addition to providing Services directly to shareholders of the FOFs, FSS is hereby appointed the FOFs' agent to select, negotiate and subcontract for the performance of Services. FSS hereby accepts such appointments. FSS agrees to provide or cause to be provided Services which, in its best judgment (subject to supervision and control of the FOFs' Boards of Trustees or Directors, as applicable), are necessary or desirable for shareholders of the FOFs. FSS further agrees to provide the FOFs, upon request, a written description of the Services which FSS is providing hereunder.
2. During the term of this Agreement, each FOF will pay FSS and FSS agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate, calculated daily and payable monthly, up to 0.25% of 1% of average net assets of each FOF. The fee paid by each FOF to FSS will be reduced to the extent that the FOF receives a fee from an investment company (`Fund'') in which the FOF invests pursuant to a Shareholder Services Agreement between the Fund and FSS.
     For the payment period in which this Agreement becomes effective or terminates with respect to any FOF, there shall be an appropriate proration


Shareholder Services Agreement
Fund of Funds                                    Page 2
     of the monthly fee on the basis of the number of days that this Agreement is in effect with respect to such FOF during the month.
3. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year only if the form of this Agreement is approved at least annually by the Board of each FOF, including a majority of the members of the Board of the FOF who are not interested persons of the FOF ("Independent Board Members") cast in person at a meeting called for that purpose.
4.   Notwithstanding paragraph 3, this Agreement may be terminated as follows:
     (a)at any time, without the payment of any penalty, by the vote of a majority of the Independent Board Members of any FOF or by a vote of a majority of the outstanding voting securities of any FOF as defined in the Investment Company Act of 1940 on sixty (60) days' written notice to the parties to this Agreement;
     (b)automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and
     (c)by any party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.
5. FSS agrees to obtain any taxpayer identification number certification from each shareholder of the FOFs to which it provides Services that is required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide each FOF or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.
6. FSS shall not be liable for any error of judgment or mistake of law or for any loss suffered by any FOF in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this


Shareholder Services Agreement
Fund of Funds                                    Page 3
     Agreement. FSS shall be entitled to rely on and may act upon advice of counsel (who may be counsel for such FOF) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, trustee, partner, employee or agent of FSS, who may be or become a member of such FOF's Board, officer, employee or agent of any FOF, shall be deemed, when rendering services to such FOF or acting on any business of such FOF (other than services or business in connection with the duties of FSS hereunder) to be rendering such services to or acting solely for such FOF and not as an officer, trustee, partner, employee or agent or one under the control or direction of FSS even though paid by FSS.
     This Section 6 shall survive termination of this Agreement.
7. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.
8. FSS is expressly put on notice of the limitation of liability as set forth in the Declaration of Trust of each FOF that is a Massachusetts business trust and agrees that the obligations assumed by each such FOF pursuant to this Agreement shall be limited in any case to such FOF and its assets and that FSS shall not seek satisfaction of any such obligations from the shareholders of such FOF, the Trustees, Officers, Employees or Agents of such FOF, or any of them.
9. The execution and delivery of this Agreement have been authorized by the Trustees of FSS and signed by an authorized officer of FSS, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or


Shareholder Services Agreement
Fund of Funds                                    Page 4
     shareholders of FSS, but bind only the trust property of FSS as provided in the Declaration of Trust of FSS.
10. Notices of any kind to be given hereunder shall be in writing (including facsimile communication) and shall be duly given if delivered to any FOF and to such FOF at the following address: Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention: President and if delivered to FSS at Federated Investors Tower, Pittsburgh, PA 15222-3779, Attention:
     President.
11. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Sections 3 and 4, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Pennsylvania law; provided, however, that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940 or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.
12. This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.
13. This Agreement shall not be assigned by any party without the prior written consent of FSS in the case of assignment by any FOF, or of the FOFs in the case of assignment by FSS, except that any party may assign to a successor all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this


Shareholder Services Agreement
Fund of Funds                                    Page 5
     Section 14 shall prevent FSS from delegating its responsibilities to another entity to the extent provided herein.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                Investment Companies (listed on Exhibit 1)


Attest:                             By:
     John W. McGonigle             John F. Donahue
     Secretary                      Chairman

                                Federated Shareholder Services


Attest:                             By:
     Secretary                      President


                                   Exhibit 1
Federated International Growth Fund